UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ASA LIMITED

(Name of Registrant as Specified in Its Charter)

LAXEY PARTNERS LIMITED

THE VALUE CATALYST FUND LIMITED

LAXEY INVESTORS LIMITED

ALTMA SICAV PLC

LAXEY UNIVERSAL VALUE, L.P.

LAXC LIMITED

SPRUGOS INVESTMENTS XII, L.L.C.

LEAF LIMITED

LP ALTERNATIVE, L.P.

LEAF, L.P.

LAXEY INVESTORS, L.P.

LP VALUE LIMITED

ANDREW PEGGE

PHILLIP GOLDSTEIN

JULIAN REID

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LAXEY PARTNERS LIMITED LETTERHEAD]

February 8, 2008

Dear Fellow Shareholder:

Laxey Partners Limited and its affiliates (collectively, “we” or “Laxey Partners”) is a global active value fund manager established in 1999. Altogether, as of February 7, 2008 Laxey Partners is the beneficial owner of approximately 6.7% of the outstanding shares of ASA Limited, and is ASA’s third largest shareholder. In addition, as of February 7, 2008 Laxey Partners has a separate approximately 3.9% non-voting economic interest in ASA. We have been a shareholder since 2001 and, like you, want to get the most out of our investment. We believe that the current ASA Board of Directors has failed to maximize the value of our shares because it has not taken any action to reduce the significant discounts to net asset value (“NAV”) at which the shares have traded for many years. We are seeking your support to elect three nominees to the ASA Board and to vote For our recommendation that the Board initiate immediately a series of self tender offers to reduce the discount and maximize shareholder value.

To ensure that your interests are protected, vote FOR our nominees and our recommendation on the GOLD proxy card TODAY—by telephone, Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

FOR TOO LONG, ASA’S SHARES HAVE TRADED AT A

SUBSTANTIAL DISCOUNT TO NET ASSET VALUE

For many years now, and despite growth in ASA’s net asset value, its shares have traded at a substantial discount to that value. For 47 out of the 49 months from December 2003 through December 2007, ASA’s discount to NAV at month’s end was greater than 10 percent. As of February 1, 2008, ASA’s discount to NAV was 10.7%. Just this past August, in an article entitled “6 Closed-End Funds on Sale,” it was reported that, at that time, ASA had the third largest discount to NAV of all closed-end funds with more than $250 million in assets, and a five-year average discount of 10.6%.(1) That shares of ASA are available at “sale” prices may be good news to bargain-hunters, but it is bad news for ASA’s long-term existing shareholders. Laxey Partners believes that the presence of the discount represents a very real loss of value for all shareholders and that it is the responsibility of the Board and management of ASA to take action to reduce this discount. We are not arguing about asset performance. The issue that concerns us is the Board’s persistent failure to address the discount, which results in a real loss to every shareholder who sells his or her shares and in fact undermines the asset performance.

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(1) The article is available at http://www.fool.com/investing/general/2007/08/30/6-closed-end funds-on-sale.aspx, and reports information as of August 27, 2007.

WE HAVE A PLAN TO REDUCE THE DISCOUNT AND INCREASE

SHAREHOLDER VALUE, WITHOUT DETRIMENT TO THE FUND AND

WITHOUT UNDESIRABLE TAX CONSEQUENCES

Laxey Partners believes that the best strategy for ASA to address the existing discount would be to extend a series of tender offers for shares at 99% of net asset value per share. The initial offer should be for 30% of shares outstanding, and subsequent offers should be made semi-annually for 10% of shares outstanding. These periodic offers should continue indefinitely, except for periods in which the shares trade at or above net asset value.

There are many precedents for this, but a good example is the Korea Fund, whose Chairman, Julian Reid, is one of the Laxey nominees for the ASA Board, and which conducts semi-annual tenders on a very similar basis to that proposed for ASA. In the case of the Korea Fund, the discount has averaged less than 7% over the last year. Laxey Partners believes that such in-kind tender offers would cause ASA to experience a similarly sharp decrease in discount, to the benefit of all shareholders, regardless of how long they have owned their shares.

Shareholders should understand clearly that our proposal does not seek to abandon ASA’s closed-end structure and does not require its liquidation. The self-tenders we propose are a means of reducing the discount while retaining the closed-end structure and, given the highly liquid nature of ASA’s assets, should have no discernible effect on its performance. The total assets of ASA will be reduced, but only to the extent shareholders choose to tender their shares. All shareholders will have the opportunity to decide whether they wish to cash out some or all of their shares at 99% of their true value or retain them in the hope of future growth at a lesser discount.

In addition, implementation of our proposal should not force undesirable tax consequences on any shareholders. There are no U.S. tax consequences to shareholders who are not otherwise subject to U.S. taxation. Moreover, U.S. taxable shareholders who have made no passive foreign investment company (“PFIC”) elections generally would not be subject to U.S. tax as a result of the tender offer unless they tender their shares. If they voluntarily participate in the tender offer, they would be subject to the same U.S. tax consequences that they will ultimately encounter anytime they choose to sell their shares. Additionally, all U.S. taxable shareholders who have elected to “mark to market” their ASA shares for tax purposes will continue to be taxed based on the share value, and a tendering U.S. taxable shareholder with such an election would be subject to the same U.S. tax consequences applicable anytime they would sell their shares.

U.S. taxable shareholders with qualified electing fund (“QEF”) elections in place will include in their income their proportionate shares of ASA’s earnings, including any gains realized by ASA from sales of assets made to repurchase shares and enhance share value, in the same manner as they account for any income earned by ASA for the benefit of its shareholders. A U.S. taxable shareholder who has made a QEF election and participates in the tender offer would generally recognize gain with respect to the tendered shares in the same way it would recognize gain anytime it chose to sell its shares. Income inclusions for any shares as a result of a QEF election would generally reduce the gain that a U.S. taxable shareholder would otherwise recognize if they tender or otherwise sell those shares.

ELECT OUR NOMINEES AND VOTE IN FAVOR OF OUR RECOMMENDED

PLAN TO INCREASE SHAREHOLDER VALUE

Laxey Partners has been a shareholder of ASA for almost seven years. Through all of that time, ASA’s Board has done nothing to address the persistent discount to NAV that afflicts ASA’s shares. In their knee-jerk opposition to Laxey’s proposal, the ASA Board members – all of whom have been on ASA’s Board (or that of its predecessors) for nine years or more -- show that they are simply resistant to change and that they are out of touch with the real interests and desires of shareholders.

We are asking for your vote for the Laxey nominees and in favor of our proposal to ensure true shareholder representation on the ASA Board and to spur the Board to take definitive steps to reduce the discount and to maximize shareholder value. As of February 7, 2008, Laxey Partners is the beneficial owner of 643,525 shares, approximately 6.7% of ASA’s outstanding shares, and representing an investment of nearly $50 million. In addition, as of February 7, 2008, Laxey Partners has a separate approximately 3.9% non-voting economic interest in ASA, representing an economic exposure to ASA shares with a market value of almost $29 million. In sharp contrast, current members of the ASA Board own an aggregate of 11,510 shares, or less than 0.12% of total shares outstanding, with a value of not even $1 million. Unlike the current ASA Board, Laxey’s interests are aligned with your interests.

YOUR VOTE IS IMPORTANT TO THE FUTURE OF ASA—

VOTE THE GOLD PROXY TODAY!

Send a strong message to ASA’s Board members that you want the opportunity to permanently reduce the discount to NAV for their shares. In your own interest, we urge you to vote to ELECT each of the Laxey nominees to the Board and to RECOMMEND that the Board immediately initiate a self tender offer under which the company shall repurchase 30% of its issued shares at a price equivalent to 99% of the net asset value per share.

To ensure that your Board has directors focused on increasing shareholder value, we urge you to vote FOR our proposals on the enclosed GOLD proxy card TODAY—by telephone, Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

Very truly yours,

ANDREW PEGGE
CHIEF EXECUTIVE OFFICER
LAXEY PARTNERS LIMITED

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY
OR HOW FEW SHARES YOU OWN.

If you have questions about how to vote your shares,
or need additional assistance, please contact the firm
assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
SHAREHOLDERS CALL TOLL-FREE (877) 750-3442
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

IMPORTANT
We urge you NOT to sign any White proxy card sent to you by ASA.
If you have already done so, you have every legal right to change your vote by using the enclosed GOLD proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.